Exhibit 99.5
[Letterhead of U S Airways]
November 15, 2006
VIA FACSIMILE
Mr. Gerald Grinstein
Chief Executive Officer
Delta Air Lines, Inc.
Atlanta, GA 30320-6001
     Dear Jerry:
          Last Spring we had a conversation about a potential merger of US Airways and Delta. As you know, following that conversation, I sent you a letter on September 29, 2006, outlining our thoughts about a transaction, describing the significant benefits that could be achieved for both of our respective stakeholder groups from this type of transaction, and proposing to meet with you and your team to work together to further consider and develop our proposal. I was disappointed that you declined to meet or even enter into discussions in your letter of October 17, 2006. Because the benefits of a merger of US Airways and Delta are so compelling to both of our companies’ stakeholders, we believe it is important to inform them about our proposal. Therefore, we are simultaneously releasing this letter to the public.
          The Board of Directors and management team of US Airways believe that a combination of Delta and US Airways presents a significantly greater value for Delta’s creditors, customers, employees and partners than a plan to emerge from bankruptcy on a standalone basis. We also believe that, unless we act quickly to pursue a combination through the actions that can be taken during Delta’s bankruptcy process, our respective stakeholders will not be able to realize what we believe are substantial economic benefits from such a combination.
          Merger Proposal. We propose a merger of Delta and US Airways in a transaction in which Delta prepetition unsecured creditors would receive $4.0 billion in cash plus 78.5 million shares of US Airways’ common stock. Based upon the closing price of US Airways’ common stock of $50.93 on November 14, 2006, the equity component represents a value of approximately $4.0 billion. As a result of this transaction, immediately following the merger, Delta unsecured creditors would own approximately 45 percent of the combined company.

Mr. Gerald Grinstein
Delta Air Lines, Inc.
November 15, 2006

          This proposal represents an aggregate of approximately $8.0 billion in value to Delta’s prepetition unsecured creditors, before taking into account realization of any of the significant additional value from the synergies we believe are achievable. Even prior to the realization of any synergy value, this proposal represents a 25 percent premium over the current trading price of Delta’s prepetition unsecured claims as of November 14, 2006 (40 cents/dollar), assuming that there will ultimately be $16.0 billion of unsecured claims. The proposal also represents a 40 percent premium over the average trading price for Delta unsecured claims over the last thirty days. We believe that this proposal, which is based on publicly available information, fully values Delta.
          Synergy Value. What makes this proposal most compelling for both Delta creditors and US Airways shareholders are the significant synergies that we believe can be readily achieved in this proposed transaction. We have preliminarily identified annual network and cost synergies in excess of $1.65 billion, which at a median industry EBITDAR multiple of 5.0x translates into approximately $8.3 billion of additional value creation. This is value that neither of our teams, no matter how well managed, could create independently. Under the combination, these synergies would be shared by Delta creditors and US Airways shareholders in proportion to their initial ownership in the combined company.
          The synergies would be generated only through an appropriately timed transaction, and under our current analysis we believe would be as follows:
•	Approximately $710 million would be realized through expense reductions. The largest savings would be in consolidation of information systems, reduction of overhead and consolidation of facilities. Additional savings are expected through lower distribution costs and renegotiation of our collective contracts with vendors. Based upon our experience and synergies achieved with the merger of US Airways and America West, we believe this estimate is conservative.

•	Another $935 million would be realized through network rationalization synergies. Network rationalization savings would be generated by managing the combined networks to ensure that the combined fleet size is better matched to passenger demand. Network synergies would also arise from better serving our current customers, and by increasing our competitive presence, attracting new customers and corporate accounts in markets where neither carrier today is a significant competitor.

Mr. Gerald Grinstein
Delta Air Lines, Inc.
November 15, 2006

          In our US Airways/America West merger, we preliminarily identified approximately $250 million in potential annual cost synergies that we believed could be realized in that transaction. After having successfully completed that transaction over a year ago, we have now identified over $300 million in cost synergies, outperforming our expectations. Year-to-date, US Airways’ RASM is up 17.1 percent versus the industry being up 9.1 percent, which translates into $425 million in network synergies already this year. Accordingly, we have a high level of confidence that we can achieve at a minimum the synergies that we have identified in a potential Delta / US Airways merger.
          Our analysis presumes that a merger would proceed in the same fashion as the US Airways / America West transaction, with the closing in conjunction with Delta’s emergence from bankruptcy. As I have previously indicated to you, if we model a merger of our companies after Delta emerges from bankruptcy standalone, our synergy estimates are cut in half. We do not believe that simply allowing that potential value to evaporate is in the best interests of any constituency.
          Financing and Structure. We have obtained a financing commitment from Citigroup to provide $7.2 billion in new financing for this transaction. This funding would be utilized to refinance Delta’s debtor-in-possession credit facility, refinance US Airways’ existing senior secured facility with GE Capital, and provide the funding for the $4.0 billion cash portion of our offer. All other allowed secured debt and administrative claims would be assumed or paid in full.
          Preliminarily, we would intend to follow the model used successfully in the US Airways/America West merger for this transaction. We would, of course, seek to structure the transaction in a tax efficient manner for our respective stakeholders, maximizing Delta’s net operating loss carryforwards.
          Integration. Our proposal contemplates the creation of the leading global airline operating under the “Delta” name and brand. To streamline our operations and capitalize on potential synergies, we would expect to develop together an integration plan, and identify areas in which efficiencies can be maximized, including appropriate rationalization of operational centers.
          Regulatory Matters. We have worked with antitrust counsel to analyze this transaction and believe that any antitrust issues can be resolved.

Mr. Gerald Grinstein
Delta Air Lines, Inc.
November 15, 2006

          Labor Matters. We believe that this transaction is in the best interests of the employees of US Airways and Delta because of the strength and stability of the company that the transaction will produce. Also, we expect that we would move to the highest of the existing labor costs in every group. Because the wage rates for Delta and US Airways employees are not markedly different, we do not anticipate that this action will have a material negative impact, and that fact has been included in our analysis. Similar to the US Airways/America West merger in which there were no furloughs of mainline operating group employees, our current model does not assume furloughs of employees in the mainline operating groups.
          Conditions. Our proposal is conditioned on satisfactory completion of a due diligence investigation, which we believe can be completed expeditiously. In addition, the proposed transaction would be conditioned on the bankruptcy court’s approval of a mutually agreeable plan of reorganization that would be predicated upon the merger, regulatory approvals and approval of the shareholders of US Airways. Given our analysis to date, we are confident that our joint efforts would result in satisfaction of these conditions and a successful combination of our companies in a timely manner.
          This proposal presents an opportunity for Delta creditors to receive significantly higher recoveries than they can receive under any standalone plan for Delta. It is also an opportunity for US Airways shareholders to benefit from the significant upside potential of the combination. Consumers will benefit from expanded choice as well as the reach and services of a large-scale provider within the cost structure of a low-fare carrier. Our employees will benefit from a more competitive employer and our willingness to adopt highest common denominator employee costs.
          As I expressed to you previously, I understand that you and your team have worked extremely hard on your own restructuring, and greatly respect all that you have accomplished to make Delta a healthy, viable airline. We simply believe that a combination with US Airways will produce even more value for your creditors and our shareholders, and that this is a unique opportunity to create an airline that is even better positioned to thrive long into the future, whatever that future might bring to the industry, greatly benefiting our employees and customers.
          We and our advisors, Citigroup Corporate and Investment Banking and Skadden, Arps, Slate, Meagher & Flom LLP, are ready to commence due diligence and to negotiate definitive documentation immediately, and request that you agree to work with us so that this alternative to your standalone plan can be quickly and fully developed. We are prepared to meet with you, Delta’s Board, Delta’s Official Committee of Unsecured Creditors, and any major Delta creditor or

Mr. Gerald Grinstein
Delta Air Lines, Inc.
November 15, 2006

other stakeholder, to achieve this outcome. I believe we owe it to our respective stakeholders to pursue this opportunity vigorously.
I look forward to hearing from you soon.
Respectfully,
/s/ Doug Parker
Doug Parker